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EXHIBIT 10.13(a)

                                AMENDMENT NO. 1
                                      TO
                        EXECUTIVE EMPLOYMENT AGREEMENT

                        (AMENDED AND RESTATED VERSION)


     THIS AMENDMENT NO. 1 (this "Amendment"), as amended and restated, is entered into by and between WALKER INTERACTIVE SYSTEMS, INC. (the "Company") and LEONARD Y. LIU ("Executive"), effective August 5, 1998.


WITNESSETH

     WHEREAS, the Company and Executive entered into an Executive Employment Agreement effective June 25, 1995 (the "Employment Agreement") and the original Amendment No. 1 to the Employment Agreement effective as of March 4, 1998;

     WHEREAS, the parties desire to modify certain provisions in the original Amendment No. 1 in order to provide Executive greater benefits than those provided by such original Amendment No. 1 in return for Executive's continued service to the Company;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto that Amendment No.1 to the Employment Agreement is hereby amended and restated to read as follows:

1. SUBSTITUTION OF PROVISIONS. The following provisions shall replace Sections 7.1(a) and 7.1(b) of the Employment Agreement:

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     7.1  COMPANY INITIATED TERMINATION.

          (a) If within the first six (6) months of Executive's employment with the Company, the Company terminates Executive's employment without cause or Executive terminates employment because the Company has reduced Executive's responsibilities, functions, titles, or overall compensation package, Executive shall receive, as severance: (i) continued payment of Executive's base salary for twelve (12) months from the Effective Date, (ii) continued health care benefits for twelve (12) months from the Effective Date following Executive's date of termination under the federal COBRA law; (iii) accelerated vesting of any and all shares pursuant to any and all stock options granted to Executive such that all shares which otherwise would have vested on or before the end of the twelfth month following the Effective Date had Executive's termination not occurred until the end of such period will be deemed vested as of the date of the Executive's termination; and (iv) six (6) months after the date of Executive's termination to exercise any and all vested shares subject to any and all stock options granted to Executive (provided that any such extension shall not extend the maximum term during which any such option may be exercised beyond ten (10) years).

     If after the first six (6) months of Executive's employment with the Company, the Company terminates Executive's employment without cause or Executive terminates employment because the Company has reduced Executive's responsibilities, functions, titles, or overall compensation package, the Executive shall receive, as severance: (i) continued payment of Executive's base salary for twelve (12) months; (ii) continued health care benefits for twelve
(12) months following Executive's termination of employment under the federal COBRA law;

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(iii) accelerated vesting of any and all shares pursuant to any and all stock options granted to Executive such that all shares which otherwise would have vested on or before the end of the sixth month following the date of Executive's termination, with respect to all stock options granted to Executive prior to March 4, 1998, and the twelfth month following the date of Executive's termination, with respect to all stock options granted to Executive on or subsequent to March 4, 1998, will be deemed vested as of the date of the Executive's termination; and (iv) with respect to all stock options granted to Executive prior to March 4, 1998, six (6) months, and with respect to all stock options granted to Executive on or subsequent to March 4, 1998, twelve (12) months, after the date of Executive's termination to exercise any and all vested shares subject to any and all stock options granted to Executive (provided that any such extension shall not extend the maximum term during which any such option may be exercised beyond ten (10) years). For purposes of this Section 7.1
(a), the second option as described in Section 2.d. shall be considered to have vested at the rate of 2.0833% per month over 48 months beginning from the Effective Date.

          (b) Notwithstanding Section 7.1(a) above, if the Company (i) merges or combines with any other company or entity in a manner which produces a change of control; (ii) sells all or substantially all its assets to any other company or entity; (iii) has forty percent (40%) or more of its stock acquired by a person and/or affiliates of such person, the Executive shall receive: (i) continued payment of base salary for twenty-four (24) months and payment of 200% of Executive's Bonus following Executive's date of termination for any reason; (ii) continued health care benefits for twenty-four (24) months following Executive's termination of employment under the federal COBRA law; (iii) accelerated vesting of any and all shares,

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pursuant to any and all stock options granted to Executive; and (iv) with respect to all stock options granted to Executive prior to March 4, 1998, twelve
(12) months, and with respect to all stock options granted to Executive on or subsequent to March 4, 1998, twenty-four (24) months, after the date of Executive's termination of employment for any reason to exercise any and all vested shares subject to any and all stock options granted to Executive (provided that any such extension shall not extend the maximum term during which any such option may be exercised beyond ten (10) years). For the purposes of this agreement, "change of control" means a merger or consolidation in which the Company is not the surviving corporation, or in which the shareholders of the Company immediately prior to the merger or consolidation do not hold a majority of the shares of the resulting corporation and "Bonus" means the average of the amount of Executive's bonus for the previous two (2) fiscal years of the Company.

2. TAX CONSEQUENCES. Executive acknowledges that he has been advised by the Company to consult with a tax advisor or attorney with respect to the tax consequences, if any, of these amendments to his stock option grants.

3. AFFIRMATION. Subject to the foregoing modifications to Section 7.1(a) and 7.1(b), the Company and Executive each hereby affirm all of the terms and conditions of the Employment Agreement, and acknowledge that the Employment Agreement is a binding agreement between the Executive and the Company.

4. ENTIRE AGREEMENT. This Amendment, together with the Employment Agreement, contains the entire agreement between the parties and constitutes the complete, final and exclusive embodiment of their agreement with respect to the subject matter. This Amendment is executed without reliance upon any promise, warranty or representation, written or oral, by any

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party or any representative of any party other than those expressly contained herein and it supersedes any other such promises, warranties or representations.

     IN WITNESS WHEREOF, the parties have duly authorized and caused this Amendment to be executed as follows:


LEONARD Y. LIU                           WALKER INTERACTIVE SYSTEMS, INC.


/s/ Leonard Y. Liu                       By: /s/ Wally Breitman
_________________________________           __________________________________

Date: November 13, 1998                  Title: Vice President, Human Resource
     ____________________________               ______________________________

                                         Date: November 13, 1998
                                              ________________________________


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